Exhibit 10.1

July 24, 2023

Neil Barua

953 Hobart Street

Menlo Park, CA 94025

Dear Neil:

Congratulations on your forthcoming appointment as Chief Executive Officer of PTC Inc. (“PTC” or the “Company”). While your appointment will be implemented at the time of the Company’s Annual Meeting of Stockholders in February 2024, the following compensation and other changes will become effective as of July 27, 2023.

1.

Title. Effective from July 27, 2023, until your appointment as Chief Executive Officer as described above, your title shall be “CEO-Elect”. In this role, you will report to Jim Heppelmann, PTC’s existing CEO. You will also be designated as an officer of the Company pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, which, among other things, will require reporting of your ownership of, and transactions involving, PTC securities. Upon your appointment as Chief Executive Officer of PTC, you will report exclusively to the PTC Board of Directors.

2.

Base Salary. Your base salary shall be paid at the rate of eight hundred thousand dollars ($800,000) per year from and after July 27, 2023. Your base salary shall be subject to periodic review, no less frequently than annually, by the PTC Board of Directors or the Compensation and People Committee of the Board (the “Compensation Committee”). The base salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

3.

Annual Incentive Compensation. You shall be eligible to receive annual incentive compensation as determined by the Board or the Compensation Committee from time to time. Effective July 27, 2023, your target annual incentive compensation shall be equal to one hundred fifty percent (150%) of your annual base salary; provided that your annual incentive compensation for the fiscal year ending September 30, 2023, will be determined based on pro-rated targets for such fiscal year as follows: (i) for the period from July 27, 2023 through September 30, 2023 your target shall be equal to one hundred fifty percent (150%) of your annual base salary and (ii) for the portion of such fiscal year during which you were employed by PTC and its affiliates prior to July 27, 2023, your target shall be determined pursuant to your offer letter with PTC dated January 10, 2023 (the “Prior Agreement”); and provided further that following FY24, it shall not be deemed a violation of this agreement if the percentage of your annual base salary represented by your target annual incentive compensation decreases as long as the total amount of your target cash compensation (annual base salary plus target annual bonus) does not decrease. Incentive compensation is earned based on the performance criteria established by the Compensation Committee. Except as otherwise provided in your Executive Agreement described below, you must be employed with the Company on the last day of the applicable fiscal year in order for incentive compensation to be earned for such fiscal year. Such incentive compensation may, at the Company’s election, be paid in cash or immediately vested equity consistent with the Company’s practice for executive officers generally and will be paid prior to the end of the calendar year in which the incentive compensation is earned.

4.

Relocation. On or before August 31, 2023, you shall be required to relocate to the Greater Boston, Massachusetts area such that your primary work site is the Company’s location at 121 Seaport Boulevard, Boston, Massachusetts 02210 (the “Relocation”). Within thirty (30) days following the date hereof, the Company shall pay you a one-time payment that has an after-tax value to you of two hundred thousand dollars ($200,000) in cash, to facilitate the Relocation.

5.	Equity Compensation.

a.

Upon your appointment as CEO-Elect as described above, you will receive promotion grant of time-based restricted stock units with an aggregate grant date value of five million dollars ($5,000,000), which restricted stock units shall vest in three substantially equal installments on August 15, 2024, August 15, 2025 and August 15, 2026, subject to your continued service to the Company through the applicable vesting date (or such date as is otherwise provided in the Executive Agreement referenced in Section 6 below).

b.

For FY24, you will receive equity awards with an aggregate grant date value of eleven million dollars ($11,000,000), such grant date value to be determined in the manner applicable to Company equity awards generally. Such awards shall be subject to such performance and/or service-based vesting requirements as determined by the Compensation Committee consistent with the Company’s practices for its executive officers generally.

6.

Executive Agreement. You will enter into an Executive Agreement with the Company in the form enclosed. The Executive Agreement provides certain Change in Control and Severance Benefits, subject to the terms set forth therein. Except to the extent provided in the Executive Agreement, the employment relationship established by this letter is at-will and nothing in this letter shall be construed as a contract of employment.

7.

Employee Benefits. As an employee of the Company, you will be eligible for such employee health and welfare benefits as PTC may from time to time make available to PTC U.S. employees generally, which currently includes health, dental and vision insurance, 401K plan, life and disability insurance, and paid time off.

8.

Indemnification. As an executive officer of the Company, both during and after your employment with the Company you are entitled to receive indemnification from the Company as set forth in the Company’s Articles of Incorporation, except as prohibited by law or regulation. You shall be also be entitled to coverage under the Company’s Directors & Officers Insurance policy during your employment with the Company and you shall be entitled to coverage under a Directors & Officers tail insurance policy with a term of six (6) years following the termination of such employment, which policy provides coverage that is no less favorable than such insurance as is provided to actively employed executive officers of the Company at the time of purchase.

9.

Proprietary Information and Non-Competition Agreement. In consideration of the Executive Agreement and the promotion grant of time-based restricted stock units described in paragraph 5(a) above, you must enter into a Proprietary Information and Non-Competition Agreement with the Company in the form attached as Exhibit A. Notably, the noncompetition and business interference provisions become effective after your relocation to Massachusetts.

10.

Expenses. PTC will reimburse you for or directly pay business expenses you incur during your employment with PTC and its affiliates (including, but not limited to, business travel to Boston prior to your Relocation) in accordance with Company policy for senior executives generally. PTC will directly pay or reimburse you (as elected by you) for your reasonable attorneys’ fees associated with the negotiation and execution of this offer letter, the Executive Agreement and the other agreements and arrangements referenced herein, up to an aggregate of not more than $25,000 not later than thirty (30) days after you submit reasonable documentation thereof.

11.	Code of Business Conduct & Ethics. You acknowledge and agree that you are subject to PTC’s Code of Business Conduct and Ethics, a copy of which is included with this letter.

12.

Board Appointment/Consent To Service. PTC’s Board of Directors will appoint you as a member of the Board effective July 27, 2023, for a term expiring at the Company’s Annual Meeting of Stockholders to be held in February, 2024 and subject to annual renewal thereafter. As a management member of the Board of Directors, you will not receive any compensation in connection with your service on the Board. By signing the acceptance below, you consent to the nomination to PTC’s Board of Directors and agree to serve.

13.

Previous Equity Awards. For the avoidance of doubt, the Company acknowledges and agrees that the equity awards previously issued to you under Sections 1, 2 and 3 of the Prior Agreement remain in effect pursuant to their terms.

14.

Acknowledgments & Acceptance. Please indicate your acceptance of the foregoing by returning a signed copy of this letter to Lisa Reilly, EVP and Chief People Officer of the Company, along with your signed acknowledgment of PTC’s Code of Business Conduct and Ethics.

We look forward to your continued contributions to the Company and leadership of the Company as the Company’s next Chief Executive Officer.

Sincerely,

/s/ Lisa Reilly

Lisa Reilly

Executive Vice President, Chief People Officer

Accepted & Agreed

/s/ Neil Barua
Neil Barua

Date: 7-24-23

EXHIBIT A

Proprietary Information and Non-Competition Agreement